SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.

FORM N-8A

NOTIFICATION OF REGISTRATION
FILED PURSUANT TO SECTION 8(a) OF
THE INVESTMENT COMPANY ACT OF 1940


The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940,
and in connection with such Notification of Registration submits the following information:


Name: GRAHAM & CO. FUNDS, INC.


Address of Principal Business Office (No. & Street, City, State, and
Zip Code):

1700 West Katella Avenue, 2nd Floor
Orange, CA 92867

Telephone Number (including area code):   (714) 628-5200

Name and Address of Agent for Service of Process:

Gerald Wolfe, Esq.
Law In Progress, APC
2102 Business Center Drive
Irvine  CA  92612
(949)253-5750


Check Appropriate Box:

	Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

	YES  /X/	NO / /



SIGNATURES



	Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has caused this Notification of Registration to be duly signed on its behalf in Orange County, and State of California on August 29, 2000.

	Signature:

GRAHAM & CO. FUNDS, INC.


	By: ____/s/______________
Bruce Graham (President)

	Attested by:


	By: ___________________
	Gerald Wolfe, Esq. (General Counsel and Director)